Exhibit 99.2

NOBLE CORPORATION UPDATES STATUS OF OFFSHORE UNITS
FOLLOWING HURRICANE RITA AND
FORECASTS ESTIMATED FINANCIAL IMPACT
     SUGAR LAND, Texas, October 6, 2005 – Noble Corporation (NYSE: NE) today reported current status information on its offshore drilling units in the U.S. Gulf of Mexico following Hurricane Rita. The Company had reported on the effects of the storm, including preliminary assessments of damage and certain other information, in the Company’s news release issued on September 27, 2005. Although full inspection of some equipment and systems remains ongoing, the information in this news release is based on information currently available to the Company after conducting further surveys of the condition of the units.
     As described in the September 27, 2005 release, the Noble Max Smith and Noble Joe Alford will be taken into shipyards for repairs. The Company will repair the Noble Max Smith in Pascagoula, Mississippi, and the Noble Joe Alford in Sabine Pass, Texas. The Company has begun to order materials for pre-fabrication of steel for repairs to the Noble Max Smith.
     Noble rig management was able to conduct a physical survey of the Noble Jim Thompson on September 27, 2005. During Hurricane Rita, the unit was ballasted down in a designated anchorage location in the Sabine River where it was undergoing inspection and repairs for damage attributable to Hurricane Katrina. The unit remained on such location and does not appear to have sustained any significant incremental damage from Hurricane Rita.
     The Company continues working with its customers to locate and recover the anchors and chains that separated from certain of its units’ mooring systems during the storms. The Company expects that five vertically loaded anchors (“VLAs”) on the Noble Lorris Bouzigard and eight VLAs on the Noble Therald Martin will not be recoverable and will need to be replaced.

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     The Company estimates the Noble Jim Thompson, Noble Paul Romano, Noble Amos Runner, Noble Lorris Bouzigard and Noble Therald Martin will be able to return to operational status later this month, with the Noble Joe Alford returning in late December 2005 and the Noble Max Smith returning in the first quarter of 2006. For more detailed information on timing, refer to the Company’s current fleet status report furnished as an exhibit to the Company’s Current Report on Form 8-K filed today with the U.S. Securities and Exchange Commission. A copy of that report is available through the Company’s website referenced at the end of this news release.
     High levels of offshore drilling activity in recent periods have led to reduced availability and extended delivery times of some offshore drilling equipment, materials and supplies, which could result in delays in returning units to operational status. In addition, if we discover latent damage to the units during the repair projects or if there are delays in the shipyard or offshore repair projects, our estimated schedules to return the units to operational status could be adversely impacted.
     Three semisubmersibles, the Noble Paul Romano, Noble Amos Runner and Noble Max Smith, which were operating in Green Canyon and damaged during Hurricane Rita, carry loss of hire insurance coverage. The semisubmersible Noble Jim Thompson, which was damaged during Hurricane Katrina, also carries loss of hire insurance. Such coverage insures the Company against loss of contract revenues for these units starting on the respective dates of occurrence of Hurricanes Katrina and Rita and continuing through the respective dates on which the units return on contract.
     As previously reported, the Company’s insurance program provides for the Company’s retention (a deductible) of $10 million per any one occurrence, with a $40 million annual maximum aggregate deductible. The Company’s Hurricane Rita-related physical damage
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insurance claim will exceed the $10 million retention. The physical damage insurance claim attributable to Hurricane Katrina, which is considered a separate occurrence from Hurricane Rita, also will exceed the $10 million retention.
     The Company anticipates that the estimated financial impact directly attributable to Hurricanes Katrina and Rita will be a reduction of the Company’s net income in the range of $0.13 per diluted share to $0.15 per diluted share for the third quarter of 2005 and in the range of $0.05 per diluted share to $0.07 per diluted share for the fourth quarter of 2005.
     Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company’s fleet of 60 mobile offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 41 jackups and three submersibles. In addition, the Company has contracted to purchase two new F&G JU-2000E enhanced premium jackups, with scheduled delivery of the first unit in the third quarter of 2007 and the second unit in first quarter of 2008. Approximately 80 percent of the fleet is currently deployed in international markets, principally including the Middle East, Mexico, the North Sea, Brazil, West Africa, India, and the Mediterranean Sea. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “NE”.
     This news release may contain “forward-looking statements” about the business, financial performance and prospects of the Company. Statements about the Company’s or management’s plans, intentions, expectations, beliefs, estimates, predictions, or similar expressions for the future are forward-looking statements. No assurance can be given that the outcomes of these forward-looking statements will be realized, and actual results could differ
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materially from those expressed as a result of various factors. A discussion of these factors, including risks and uncertainties, is set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.
     Additional information on Noble Corporation is available via the worldwide web at
http://www.noblecorp.com.
NC-347
10/6/05
For additional information, contact:
Bruce W. Busmire, Senior Vice President and Chief Financial Officer
Noble Corporation, 281-276-6100